EXHIBIT 12.2

DELUXE CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                      Six Months
                                         Ended                                   Years Ended December 31,
                                         -----                                   ------------------------

                                     June 30, 1999            1998        1997        1996        1995        1994         1993
                                     -------------            ----        ----        ----        ----        ----         ----
Earnings
--------

Income from Continuing Operations
 before Income Taxes                    $154,486            $246,540    $115,150    $118,765    $169,319    $246,706    $235,913

Interest expense
(excluding capitalized interest)           3,458               8,273       8,822      10,649      13,099       9,733      10,070

Portion of rent expense under
long-term operating leases
representative of an interest factor       7,562              15,126      13,621      13,467      14,761      13,554      13,259

Amortization of debt expense                  60                 122         122         121          84          84          84
                                             ---                ----        ----        ----         ---         ---          --

TOTAL EARNINGS                          $165,566            $270,061    $137,715    $143,002    $197,262    $270,077    $259,326


Fixed charges
-------------

Interest Expense
(including capitalized interest)           4,020               9,664    $  9,742    $ 11,978    $ 14,714    $ 10,492    $ 10,555

Portion of rent expense under
long-term operating leases
representative of an interest factor       7,562              15,126      13,621      13,467      14,761      13,554      13,259

Amortization of debt expense                  60                 122         122         121          84          84          84
                                             ---                ----        ----        ----         ---         ---          --

TOTAL FIXED CHARGES                     $ 11,642            $ 24,912    $ 23,485    $ 25,566    $ 29,559    $ 24,130    $ 23,898



RATIO OF EARNINGS
TO FIXED CHARGES:                           14.2                10.8         5.9         5.6         6.7        11.2        10.9